 GLOBALSTAR EXECUTES REFINANCING WITH FRENCH LENDER CONSORTIUM AND NEW SECOND LIEN CREDIT FACILITY

Covington, LA, November 26, 2019 - Globalstar, Inc. (NYSE American: GSAT) announced today that it has successfully refinanced its capital structure by executing an amendment of its existing senior secured credit facility ("Senior Facility”) and raising a new six-year second lien term loan facility (“Second Lien Facility”) led by Thermo, the controlling shareholder in Globalstar, and EchoStar Corporation, a premier global provider of satellite communication solutions.

The proceeds from the $199 million Second Lien Facility, which matures in November 2025, will be used towards the prepayment of scheduled Senior Facility principal payments in the amount of $152 million as well as to pay off the $66 million bridge facility raised in June 2019. The loans under the Second Lien Facility bear payment-in-kind interest at a blended annual rate of 13.5%, and the Second Lien Facility lenders received warrants to purchase 7% of the Company’s outstanding shares on a fully diluted basis. The amended terms of the Senior Facility include primarily (i) revisions to the remaining repayment schedule to reduce the amount of principal payments required prior to maturity from $300 million to $85 million, leaving a final principal balance of approximately $59 million (net of the debt service reserve account) due on December 31, 2022, and (ii) a reset of financial covenant levels together with an extension of our ability to make equity cures through maturity. In connection with this refinancing, Thermo agreed to voluntarily convert its 2009 subordinated loan to equity at $0.69 per share in early 2020.

Jay Monroe, Executive Chairman of Globalstar, said “This is a great day for Globalstar, all of our shareholders, and existing and new lenders. The transaction significantly improves our balance sheet, provides us with runway, keeps the favorable pricing of our existing credit facility in place and enhances our relationship with EchoStar, one of the most respected satellite and telecommunications companies in the world. We spent a considerable amount of time this year selecting the solution that we believe is best for the Company and our shareholders and are thankful to all participating parties who worked together to complete this financing.”

Mike Dugan, CEO and President of EchoStar, said “We believe Globalstar’s refinancing and the Second Lien Facility positions the Company to realize the upside from their collection of spectrum and satellite assets. With Globalstar, we see a satellite business that should experience renewed growth in a connected IoT world combined with a worldwide multi-band spectrum position. EchoStar continues to invest in S-band spectrum assets across the globe and we see potential opportunities to collaborate with Globalstar in S-band development.”

Pradman Kaul, President of Hughes Network Systems, LLC, added “Globalstar and EchoStar, through its Hughes business, have worked together for more than a dozen years. Hughes designed and developed the second-generation ground network system for Globalstar and we look forward to exploring ways we can work together to continue meeting the growing demands for connectivity across all of our market segments.”

The Company will conduct an investor conference call on Monday, December 2, 2019 at 8:30 a.m. ET to discuss this refinancing.

Conference Call Details
Conference Call:
8:30 a.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/corporate. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 49233124.

Audio Replay:
A replay of the conference call will be available for a limited time and can be heard after 11:00 a.m. ET on December 2, 2019. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4923 3124#.

About Globalstar
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar allows businesses to streamline operations by connecting people to their devices, supplying personal safety and communication, and automating data to more easily monitor and manage mobile assets via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes the industry-acclaimed SmartOneTM asset tracking products, Simplex satellite transmitters and the SPOT® product line of personal safety, asset and communication devices, all supported on SPOT My Globalstar, a robust cloud-based back office solution. Completing the satellite product suite are Duplex satellite data modems, the innovative Sat-Fi2® satellite Wi-Fi hotspot and the Sat-Fi2® Remote Antenna Station, with all product solutions offering a variety of data service plans.  Learn more at Globalstar.com

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Marcy Fluitt
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the close of a financing arrangement, the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.